FOR IMMEDIATE RELEASE

Contact: Jeff Bryson/(864) 286-4305

ScanSource Purchases Europdata Connect

Expands presence in United Kingdom, Ireland, Nordics and Netherlands

Greenville, S.C. -- April 15, 2005 -- ScanSource, Inc. (Nasdaq: SCSC), a leading value-added distributor of specialty technology products, announced today that it has purchased from Zetes Industries SA (Zetes), the shares of Europdata Connect UK Ltd. (EDC), an auto-ID, RFID and wireless distributor based in the UK. Philip Boyd, the Managing Director of EDC, will become Partner Services Director for ScanSource Europe, headquartered in Belgium.

"We look forward to integrating the EDC team into our operations so we can expand sales of products and provide additional value added services to their customer base," said Mike Baur, ScanSource's President and Chief Executive Officer. "EDC has built a strong business, and its employees bring a great understanding of the needs of value added resellers in the European marketplace. We believe ScanSource and EDC manufacturer partners will see the benefit from more value-added programs as a result of the increased resources the combined companies provide.

"ScanSource and Zetes have had an excellent relationship for many years", said Jean-Francois Jacques, Zetes Industries Managing Director. "The sale of EDC allows Zetes companies to concentrate on reinforcing their leading position as a pan-European systems integrator and also to enhance our collaboration with ScanSource in several strategic areas."

"We look forward to growing the business by giving EDC customers greater inventory availability, fast delivery and enhanced credit programs, while expanding our reach, particularly in the UK and Ireland, the Netherlands and in the Nordic region," said Xavier Cartiaux, Managing Director of ScanSource Europe.

ScanSource Purchases Europdata Connect

"I look forward to expanding and promoting ScanSource's Partner Services program for Europe," said Phil Boyd. "We will add new offerings to our line-up of value added services and expand existing offerings like our online catalog, product configuration, quoting and order-entry tools, educational programs, the Solution City vertical market road shows, technical knowledge portal and reseller marketing materials."

The transaction, which was immaterial in financial terms, closed on April 15, 2005 as a purchase for cash of the shares of EDC. After one- time expenses of $.01 -.02 per share for the June quarter, the acquisition is expected to be earnings neutral. EDC has 27 employees in various roles including sales, technical support and business development in offices in both the UK and the Netherlands.

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; communications products from Intel and NEC through its Paracon sales unit; and electronic security products through its ScanSource Security Distribution unit.

The Company serves the North America marketplace and has an international segment, which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 90 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.